Exhibit 99

FOR IMMEDIATE RELEASE	August 10, 2022
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. ANNOUNCES ACQUISITION OF A SOUTH CAROLINA

COMMUNITY THROUGH ITS NEWLY-FORMED QUALIFIED

OPPORTUNITY ZONE FUND

FREEHOLD, NJ, August 10, 2022........ UMH Properties, Inc. (NYSE: UMH) today announced that it closed on the acquisition of a manufactured home community located in Orangeburg, South Carolina for a purchase price of $5,200,000 through UMH’s newly formed qualified opportunity zone fund (“QOZF”). This community contains 186 developed homesites, of which approximately 42% are occupied. It is situated on approximately 39 acres in a qualified opportunity zone.

Samuel A. Landy, President and Chief Executive Officer, commented, “We are pleased to announce the acquisition of our second South Carolina community. This community is well-located and will benefit from our proven business plan. The community has been acquired through the QOZF, in which UMH invested a portion of the capital gains realized earlier this year from the sale of Monmouth Real Estate Investment Corp. UMH will also earn fees for sourcing acquisitions and managing the QOZF. In addition to seeking other opportunities to acquire existing communities requiring substantial capital investment that are located in qualified opportunity zones, the QOZF will also look to acquire development opportunities in qualified opportunity zones. The QOZF was designed to allow for deferral of tax on recently realized capital gains reinvested in the QOZF until December 31, 2026 and to potentially obtain certain other tax benefits. By providing quality affordable housing in opportunity zones, we will help make these areas even more attractive to employers who need housing for their employees. We look forward to further growth of the QOZF through acquisitions and development opportunities.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 132 manufactured home communities with approximately 25,000 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, and South Carolina. UMH also has an ownership interest in and operates one community in Florida, containing 219 sites, through its joint venture with Nuveen Real Estate.

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